Exhibit 99.12

Sections 204, 204.5, 309, 316 and 317 of the California Corporations Code

204. Articles of incorporation; optional provisions

The articles of incorporation may set forth:

(a) Any or all of the following provisions, which shall not be effective unless expressly provided in the articles:

(1) Granting, with or without limitations, the power to levy assessments upon the shares or any class of shares.

(2) Granting to shareholders preemptive rights to subscribe to any or all issues of shares or securities.

(3) Special qualifications of persons who may be shareholders.

(4) A provision limiting the duration of the corporation’s existence to a specified date.

(5) A provision requiring, for any or all corporate actions (except as provided in Section 303, subdivision (b) of Section 402.5, subdivision (c) of Section 708 and Section 1900) the vote of a larger proportion or of all of the shares of any class or series, or the vote or quorum for taking action of a larger proportion or of all of the directors, than is otherwise required by this division.

(6) A provision limiting or restricting the business in which the corporation may engage or the powers which the corporation may exercise or both.

(7) A provision conferring upon the holders of any evidences of indebtedness, issued or to be issued by the corporation, the right to vote in the election of directors and on any other matters on which shareholders may vote.

(8) A provision conferring upon shareholders the right to determine the consideration for which shares shall be issued.

(9) A provision requiring the approval of the shareholders (Section 153) or the approval of the outstanding shares (Section 152) for any corporate action, even though not otherwise required by this division.

(10) Provisions eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, as set forth in Section 309, provided, however, that (A) such a provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the directors duty to the corporation or its shareholders, (vi) under Section 310, or (vii) under Section 316, (B) no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective, and (C) no such provision shall eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

(11) A provision authorizing, whether by bylaw, agreement, or otherwise, the indemnification of agents (as defined in Section 317) in excess of that expressly permitted by Section 317 for those agents of the corporation for breach of duty to the corporation and its stockholders, provided, however, that the provision may not provide for indemnification of any agent for any acts or omissions or transactions from which a director may not be relieved of liability as set forth in the exception to paragraph (10) or as to circumstances in which indemnity is expressly prohibited by Section 317.

Notwithstanding this subdivision, in the case of a close corporation any of the provisions referred to above may be validly included in a shareholders’ agreement. Notwithstanding this subdivision, bylaws may require for all or any actions by the board the affirmative vote of a majority of the authorized number of directors. Nothing contained in this subdivision shall affect the enforceability, as between the parties thereto, of any lawful agreement not otherwise contrary to public policy.

(b) Reasonable restrictions upon the right to transfer or hypothecate shares of any class or classes or series, but no restriction shall be binding with respect to shares issued prior to the adoption of the restriction unless the holders of such shares voted in favor of the restriction.

(c) The names and addresses of the persons appointed to act as initial directors.

(d) Any other provision, not in conflict with law, for the management of the business and for the conduct of the affairs of the corporation, including any provision which is required or permitted by this division to be stated in the bylaws.

204.5. Director liability; limiting provision in articles; wording; disclosure to shareholders regarding provision

(a) If the articles of a corporation include a provision reading substantially as follows: “The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law”; the corporation shall be considered to have adopted a provision as authorized by paragraph (10) of subdivision (a) of Section 204 and more specific wording shall not be required.

(b) This section shall not be construed as setting forth the exclusive method of adopting an article provision as authorized by paragraph (10) of subdivision (a) of Section 204.

(c) This section shall not change the otherwise applicable standards or duties to make full and fair disclosure to shareholders when approval of such a provision is sought.

309. Performance of duties by director; liability

(a) A director shall perform the duties of a director, including duties as a member of any committee of the board upon which the director may serve, in good faith, in a manner such director believes to be in the best interests of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

(b) In performing the duties of a director, a director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

(1) one or more officers or employees of the corporation whom the director believes to be reliable and competent in the matters presented.

(2) Counsel, independent accountants or other persons as to matters which the director believes to be within such person’s professional or expert competence.

(3) A committee of the board upon which the director does not serve, as to matters within its designated authority, which committee the director believes to merit confidence,

so long as, in any such case, the director acts in good faith, after reasonable inquiry when the need therefor is indicated by the circumstances and without knowledge that would cause such reliance to be unwarranted.

(c) A person who performs the duties of a director in accordance with subdivisions (a) and (b) shall have no liability based upon any alleged failure to discharge the person’s obligations as a director. In addition, the liability of a director for monetary damages may be eliminated or limited in a corporation’s articles to the extent provided in paragraph (10) of subdivision (a) of Section 204.

316. Corporate actions subjecting directors to joint and several liability; actions; damages

(a) Subject to the provisions of Section 309, directors of a corporation who approve any of the following corporate actions shall be jointly and severally liable to the corporation for the benefit of all of the creditors or shareholders entitled to institute an action under subdivision (c):

(1) The making of any distribution to its shareholders to the extent that it is contrary to the provisions of Sections 500 to 503, inclusive.

(2) The distribution of assets to shareholders after institution of dissolution proceedings of the corporation, without paying or adequately providing for all known liabilities of the corporation, excluding any claims not filed by creditors within the time limit set by the court in a notice given to creditors under Chapters 18 (commencing with Section 1800), 19 (commencing with Section 1900) and 20 (commencing with Section 2000).

(3) The making of any loan or guaranty contrary to Section 315.

(b) A director who is present at a meeting of the board, or any committee thereof, at which action specified in subdivision (a) is taken and who abstains from voting shall be considered to have approved the action.

(c) Suit may be brought in the name of the corporation to enforce the liability (1) under paragraph (1) of subdivision (a) against any or all directors liable by the persons entitled to sue under subdivision (b) of Section 506, (2) under paragraph (2) or (3) of subdivision (a) against any or all directors liable by any one or more creditors of the corporation whose debts or claims arose prior to the time of any of the corporate actions specified in paragraph (2) or (3) of subdivision (a) and who have not consented to the corporate action, whether or not they have reduced their claims to judgment, or (3) under paragraph (3) of subdivision (a) against any or all directors liable by any one or more holders of shares outstanding at the time of any corporate action specified in paragraph (3) of subdivision (a) who have not consented to the corporate action, without regard to the provisions of Section 800.

(d) The damages recoverable from a director under this section shall be the amount of the illegal distribution (or if the illegal distribution consists of property, the fair market value of that property at the time of the illegal distribution) plus interest thereon from the date of the distribution at the legal rate on judgments until paid, together with all reasonably incurred costs of appraisal or other valuation, if any, of that property or loss suffered by the corporation as a result of the illegal loan or guaranty, as the case may be, but not exceeding the liabilities of the corporation owed to nonconsenting creditors at the time of the violation and the injury suffered by nonconsenting shareholders, as the case may be.

(e) Any director sued under this section may implead all other directors liable and may compel contribution, either in that action or in an independent action against directors not joined in that action.

(f) Directors liable under this section shall also be entitled to be subrogated to the rights of the corporation:

(1) With respect to paragraph (1) of subdivision (a), against shareholders who received the distribution.

(2) With respect to paragraph (2) of subdivision (a), against shareholders who received the distribution of assets.

(3) With respect to paragraph (3) of subdivision (a), against the person who received the loan or guaranty. Any director sued under this section may file a cross-complaint against the person or persons who are liable to the director as a result of the subrogation provided for in this subdivision or may proceed against them in an independent action.

317. Indemnification of agent of corporation in proceedings or actions

(a) For the purposes of this section, “agent” means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and “expenses” includes without limitation attorneys, fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (4) of subdivision (e).

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person’s conduct was unlawful.

(c) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

No indemnification shall be made under this subdivision for any of the following:

(1) In respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

(2) Of amounts paid in settling or otherwise disposing of a pending action without court approval.

(3) Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

(d) To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

(e) Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in subdivision (b) or (c), by any of the following:

(1) A majority vote of a quorum consisting of directors who are not parties to such proceeding.

(2) If such a quorum of directors is not obtainable, by independent legal counsel in a written opinion.

(3) Approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon.

(4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

(f) Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this section. The provisions of subdivision (a) of Section 315 do not apply to advances made pursuant to this subdivision.

(g) The indemnification authorized by this section shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in an article provision adopted pursuant to paragraph (11) of subdivision

(a) of Section 204. The indemnification provided by this section for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. An article provision authorizing indemnification “in excess of that otherwise permitted by Section 317” or “to the fullest extent permissible under California law” or the substantial equivalent thereof shall be construed to be both a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in, and with the limitations required by, paragraph (11) of subdivision (a) of Section 204 and a provision for additional indemnification as referred to in the second sentence of this subdivision. The rights to indemnity hereunder shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. Nothing contained in this section shall affect any right to indemnification to which persons other than the directors and officers may be entitled by contract or otherwise.

(h) No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (4) of subdivision (e), in any circumstance where it appears:

(1) That it would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification.

(2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

(i) A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability under this section. The fact that a corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this subdivision inapplicable if either of the following conditions are satisfied: (1) if the articles authorize indemnification in excess of that authorized in this section and the insurance provided by this subdivision is limited as indemnification is required to be limited by paragraph (11) of subdivision (a) of Section 204; or (2)(A) the company issuing the insurance policy is organized, licensed, and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction of organization, (B) the company issuing the policy provides procedures for processing claims that do not permit that company to be subject to the direct control of the corporation that purchased that policy, and (C) the policy issued provides for some manner of risk sharing between the issuer and purchaser of the policy, on one hand, and some unaffiliated person or persons, on the other, such as by providing for more than one unaffiliated owner of the company issuing the policy or by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or reinsurer.

(j) This section does not apply to any proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that person’s capacity as such, even though the person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such a trustee, investment manager, or other fiduciary to the extent permitted by subdivision (f) of Section 207.